                                                                  Exhibit 99.1
















                                                       MCQUEEN INTERNATIONAL
                                                       LIMITED

                                                       CONSOLIDATED FINANCIAL
                                                       STATEMENTS
                                                       FOR YEARS ENDED
                                                       FEBRUARY 28 1997 AND 1996

MCQUEEN INTERNATIONAL LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                       PAGE
Report of the Independent Auditors on the Consolidated Financial Statements of
McQueen international Limited                                                                             1

Consolidated Balance Sheets as of February 28, 1997 and 1996                                              2


Consolidated Statements of Earnings for the years ended February 28, 1997 and 1996                        3


Consolidated Statements of Shareholders' Equity for the years ended
February 28, 1997 and 1996                                                                                4


Consolidated Statements of Cash Flows for the years ended February 28, 1997 and 1996                      5


Notes to Consolidated Financial Statements                                                             6-19

MCQUEEN INTERNATIONAL LIMITED
REPORT OF THE INDEPENDENT AUDITORS
-------------------------------------------------------------------------------

The Board of Directors
McQueen International Limited

Report of the Independent Auditors

We have audited the accompanying consolidated balance sheets of McQueen International Limited and its subsidiaries as of February 28, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McQueen International Limited and its subsidiaries as of February 28, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.



GRANT THORNTON
Edinburgh
United Kingdom

February 18, 1998

MCQUEEN INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 28
-------------------------------------------------------------------------------

                                                                                                           (In Thousands)
                                                                                                       1997             1996
                                                                                                         L.               L.
ASSETS
Current assets:
Cash and cash equivalents                                                                              1,713            1,327
Accounts receivable, net                                                                               8,484            7,214
Other receivables                                                                                        244              460
Prepayments                                                                                            1,246              476
Inventories, net                                                                                       2,398            1,594
                                                                                                      ------           ------
Total current assets                                                                                  14,085           11,071

Property and equipment, net                                                                            7,482            7,128
Investments                                                                                               31                3
Goodwill                                                                                                 493              754
                                                                                                      ------           ------
Total assets                                                                                          22,091           18,956
                                                                                                      ======           ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank overdraft                                                                                         3,216              289
Current portion of secured subordinated loan stock debentures                                            375              375
Current portion of capital leases                                                                        440              470
Accounts payable                                                                                       4,394            4,722
Deferred grants                                                                                           82              156
Accrued expenses                                                                                       6,280            5,573
                                                                                                      ------           ------
Total current liabilities                                                                             14,787           11,585

Long term portion of capital leases                                                                      525              886
Deferred grants                                                                                          171              250
Deferred income taxes                                                                                    587              425
Secured subordinated loan stock debentures, less current portion                                       1,691            2,051
                                                                                                      ------           ------
Total liabilities                                                                                     17,761           15,197

Cumulative redeemable preference, L.1 stated value,
   632,801 shares authorized, issued and outstanding                                                     633              633
"A" Cumulative convertible preference, L.1 stated value,
   2,408,272 shares authorized, issued and outstanding                                                 2,408            2,408
"B" Convertible redeemable preference, L.1 stated value,
   573,405 shares authorized, issued and outstanding                                                     573              573
                                                                                                      ------           ------
                                                                                                       3,614            3,614
Commitments and contingencies                                                                              -                -
Shareholders' equity
Ordinary L.0.10 stated value, 102,485 (1996 - 159,061) shares authorized, issued and outstanding          10               16
"A" Ordinary L.0.10 stated value, 361,772 shares authorized, issued and outstanding                       36               36
"B" Ordinary L.0.10 stated value, 121,827 shares authorized, 58,814 shares issued
   and outstanding                                                                                         6                -
Cumulative convertible participating preferred ordinaryL.0.10 stated value,
   65,121 shares authorized, issued and outstanding                                                        6                6
Cumulative translation adjustment                                                                       (339)             (72)
Additional paid in capital                                                                               285              285
Retained earnings/(accumulated deficit)                                                                  712             (126)
                                                                                                      ------           ------
Total shareholders' equity                                                                             4,330            3,759
                                                                                                      ------           ------
Total liabilities and shareholders' equity                                                            22,091           18,956
                                                                                                      ======           ======

The accompanying notes are an integral part of these financial statements.

MCQUEEN INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED FEBRUARY 28
-------------------------------------------------------------------------------

                                                             (In Thousands)
                                                         1997             1996
                                                           L.               L.
Sales                                                   38,055           31,008
Cost of sales                                          (14,258)         (14,310)
                                                       -------          -------

Gross profit                                            23,797           16,698

Operating expenses                                     (21,467)         (15,093)
                                                       -------          -------
Income from operations                                   2,330            1,605

Interest income                                             42               16

Interest expense                                          (581)            (482)
                                                       -------          -------
Income before tax and minority interest                  1,791            1,139

Income taxes                                              (727)            (562)
                                                       -------          -------

Income after tax and before minority interest            1,064              577

Minority interest                                           29               (1)
                                                       -------          -------

Net income                                               1,093              576
                                                       =======          =======


Net earnings per share                                  L.2.09           L.1.10
                                                       =======          =======


                                                            (In Thousands)
                                                        Number           Number
                                                       -------          -------
Weighted average shares outstanding                         522              521


The accompanying notes are an integral part of these financial statements.

MCQUEEN INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED FEBRUARY 28
-------------------------------------------------------------------------------

                              Ordinary Shares             "A" Ordinary
                           Shares         Amount      Shares       Amount
                                          L. 000                   L. 000

Balance at
March 1, 1995              159,061          16       361,772           36
Share capital issued            --          --            --           --
Minority interest               --          --            --           --
Cumulative translation
adjustment                      --          --            --           --
Dividends paid                  --          --            --           --
Net income                      --          --            --           --
                           ----------------------------------------------
Balance at
February 28, 1996          159,061          16       361,772           36

Share capital converted    (56,576)         (6)           --           --
Share capital issued            --          --            --           --
Cumulative translation
adjustment                      --          --            --           --
Dividends paid                  --          --            --           --
Minority interest               --          --            --           --
Net income                      --          --            --           --
                           ----------------------------------------------
Balance at
February 28, 1997          102,485          10       361,772           36
                           ==============================================

                            Preferred Ordinary            "B" Ordinary
                           Shares         Amount      Shares       Amount
                                          L. 000                   L. 000

Balance at
March 1, 1995                  --           --           --          --
Share capital issued       65,121            6           --          --
Minority interest              --           --           --          --
Cumulative translation
adjustment                     --           --           --          --
Dividends paid                 --           --           --          --
Net income                     --           --           --          --
                           ----------------------------------------------
Balance at
February 28, 1996          65,121            6           --          --

Share capital converted        --           --           --          --
Share capital issued           --           --       58,145           6
Cumulative translation
adjustment                     --           --           --          --
Dividends paid                 --           --           --          --
Minority interest              --           --           --          --
Net income                     --           --           --          --
                           ----------------------------------------------
Balance at
February 28, 1997          65,121            6       58,145           6
                           ==============================================


                           Cumulative Convertible     Cumulative   Additional
                             Preference Shares       translation      paid in
                           Shares         Amount      adjustment      capital
                                          L. 000         L. 000
Balance at
March 1, 1995              3,041,073       3,041            --           --
Share capital issued         573,405         573            --          285
Minority interest                 --          --            --           --
Cumulative translation
adjustment                        --          --           (72)          --
Dividends paid                    --          --            --           --
Net income                        --          --            --           --
                           --------------------------------------------------
Balance at
February 28, 1996          3,614,478       3,614           (72)         285

Share capital converted           --          --            --           --
Share capital issued              --          --            --           --
Cumulative translation
adjustment                        --          --          (267)          --
Dividends paid                    --          --            --           --
Minority interest                 --          --            --           --
Net income                        --          --            --           --
                           --------------------------------------------------
Balance at
February 28, 1997          3,614,478       3,614          (339)         285
                           ==================================================


                             (Accum-
                              ulated
                            deficit/
                            retained
                            earnings          Total
                              L. 000         L. 000

Balance at
March 1, 1995                   (462)         2,631
Share capital issued              --            864
Minority interest                  5              5
Cumulative translation
adjustment                        --            (72)
Dividends paid                  (245)          (245)
Net income                       576            576
                           ------------------------
Balance at
February 28, 1996               (126)         3,759

Share capital converted           --             (6)
Share capital issued              --              6
Cumulative translation
adjustment                        --           (267)
Dividends paid                  (245)          (245)
Minority interest                (10)           (10)
Net income                     1,093          1,093
                           ------------------------
Balance at
February 28, 1997                712          4,330
                           ========================


The accompanying notes are an integral part of these financial statements.

MCQUEEN INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 28

-------------------------------------------------------------------------------

                                                                                           (In Thousands)
                                                                                       1997             1996
                                                                                        L.               L.
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            1,093              576
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
(USED IN)/PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization                                                         1,148            1,266
Deferred tax expense/(benefit)                                                          162             (130)
CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECT OF ACQUISITION
Increase in inventories                                                                (804)            (876)
Increase in receivables                                                              (1,804)          (1,790)
(Decrease)/increase in accounts payable                                                (328)           1,674
Increase in accrued expenses                                                            707            2,186
(Decrease)/increase in other liabilities                                               (190)             584
                                                                                     ------           ------
Total adjustments                                                                    (1,109)           2,914
                                                                                     ------           ------
Net cash (used in)/provided by operating activities                                     (16)           3,490


CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                 (2,021)          (1,133)
Acquisition of business, net of bank overdraft acquired                                  --             (816)
Proceeds from sale of property and equipment                                            339              104
Purchase of investments                                                                 (28)              --
                                                                                     ------           ------
Net cash used for investing activities                                               (1,710)          (1,845)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in bank overdraft                                                 2,927           (1,357)
Principal payments under long-term debt and capital leases                             (766)            (963)
Proceeds from issuance of shares                                                         --            1,052
Proceeds from grants                                                                    438              413
Proceeds from issuance of long-term debt, net                                            --            1,000
Payments in connection with issuance of loan notes and shares                            --             (224)
Dividends paid                                                                         (220)            (163)
                                                                                     ------           ------
Net cash (used in)/provided by financing activities                                   2,379             (242)

Effect of exchange rate changes on cash and cash equivalents                           (267)             (76)
                                                                                     ------           ------
Net increase in cash and cash equivalents                                               386            1,327

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR                                    1,327               --
                                                                                     ------           ------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                                      1,713            1,327
                                                                                     ======           ======
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest                                                                                539              466
Income taxes                                                                            425              663
                                                                                     ======           ======
Non cash investing and financing activities:
New capital leases                                                                      213               --
                                                                                     ======           ======
Acquisition of business:
Fair value of assets acquired                                                            --            2,925
Cash paid                                                                                --             (786)
                                                                                     ------           ------
Liabilities assumed                                                                      --            2,139
                                                                                     ======           ======

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE A - DESCRIPTION OF THE BUSINESS

The Company

McQueen International Limited and its subsidiaries (the "Company") are principally engaged in the provision of outsourced services to the technology and information industries.

The Company provides an integrated range of outsourced services through three business units: Localization, Fulfillment Services and Call Center Services. Localization translates and re-engineers software products and documentation into multiple languages. Fulfillment Services fulfills the physical product by printing documentation, replicating disk media, procuring components, assembling the final product and shipping it to whichever level within the distribution chain the client designates. Call Center Services provides a range of access services for inquiries, direct sales and technical support to end users.

These business units provide national and international services through the Company's operational sites in the United Kingdom ("UK"), the Netherlands, Sweden, France and the United States ("US").


Incorporation and history

The Company was incorporated in Scotland on September 16, 1994 as Dunwilco (415) Limited and on September 29, 1994 changed its name to McQueen International Limited. On February 3, 1995 it acquired the entire share capital of McQueen Limited.

On July 7, 1995 McQueen Limited acquired the entire share capital of Winners SA, a French company engaged in the provision of Localization and Fulfillment Services.


Companies Act 1985

These financial statements do not comprise accounts within the meaning of
Section 240 of the UK Companies Act 1985 (the "Companies Act"). The Company's statutory accounts, which are its primary financial statements, are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") in compliance with the Companies Act and are presented in Great Britain pounds sterling ("pounds sterling"). Dividends are required to be declared in pounds sterling out of profits available for that purpose as determined by UK GAAP and in accordance with the Companies Act.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

-------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.


Principles of Consolidation

The consolidated financial statements include the accounts of McQueen International Limited and its subsidiaries, McQueen Limited, McQueen France SA, McQueen Benelux BV, McQueen Inc., McQueen Skandinavien AB, McQueen ESOT Trustees Limited, Link Network Limited, McQueen Integrated Manufacturing Services Limited, McQueen Graphics Limited, McQueen Direct Limited and Portfolio Solutions Limited. All significant intercompany balances and transactions have been eliminated.


Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results may differ from those estimates.


Revenue Recognition

Revenue is recognized on sales when a product is shipped and from services when performed.


Earnings Per Share

Primary earnings per common share are based on the weighted average number of common shares outstanding.

Fully diluted earnings per common share are based on the assumption that all stock options were converted at the beginning of the year or at the time of issuance if later.


Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.


Fair value of Financial Instruments

The fair values of the Company's cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to the relatively short maturities of these instruments.


Inventories

Inventories are priced at the lower of cost (determined by first-in, first-out) or market value (defined as net realizable value).

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------


Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets less estimated residual value to operations over their estimated useful lives, principally on the straight-line basis. The estimated lives used in determining depreciation are:

Buildings                                 50 years
Plant and equipment                   3 - 15 years
Motor vehicles                             4 years
Fixtures and fittings                10 - 25 years

Leased assets are amortized over the lives of the respective leases or the service life of the asset, whichever is shorter. Repair and maintenance costs are charged to expenses as incurred.

The depreciation charges for the years ended February 28, 1997 and 1996 were L.1,312,000 and L.1,469,000, respectively.


Goodwill

Goodwill is the excess of cost over the fair value of net assets acquired and is being amortized by the straight-line method over one to fifteen years. The amortization charges for the years ended February 28, 1997 and 1996 were L.261,000 and L.486,000 respectively.

On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment. The recoverability of goodwill is assessed by determining whether the amortization of goodwill over its remaining life can be recovered through projected undiscounted future cash flows.


Income Taxes

The Company accounts for income taxes using Statement of Financial Accounting Standards No 109 (SFAS No 109), " Accounting for Income Taxes". Under SFAS No 109 income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Foreign Currency Translation

The reporting currency of the Company is the pound sterling. The functional currency of the US subsidiary is the US dollar. The functional currency of the other foreign subsidiaries is the domestic currency of that subsidiary.

The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the pound sterling are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses are not material for any period presented.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

-------------------------------------------------------------------------------

NOTE C - ACCOUNTS RECEIVABLE

Accounts receivable at February 28, consist of the following:

                                                                                        (In Thousands)
                                                                                       1997             1996
                                                                                         L.               L.
Trade accounts receivable                                                             8,624            7,359
Less allowance for doubtful accounts                                                   (140)            (145)
                                                                                      -----            -----
                                                                                      8,484            7,214
                                                                                      =====            =====


NOTE D - INVENTORIES

Inventories at February 28, consist of the following:

                                                                                           (In Thousands)
                                                                                       1997             1996
                                                                                         L.               L.
Raw materials                                                                           724              710
Work-in-progress                                                                      1,548              420
Finished Goods                                                                          193              483
                                                                                      -----            -----
                                                                                      2,465            1,613
Reserve for obsolete inventory                                                          (67)             (19)
                                                                                      -----            -----

                                                                                      2,398            1,594
                                                                                      =====            =====


NOTE E - PROPERTY AND EQUIPMENT

Property and equipment at February 28, consists of the following:

                                                                                           (In Thousands)

                                                                                       1997             1996
                                                                                         L.               L.
Land and buildings                                                                    1,977            1,983
Plant and machinery                                                                   7,505            6,441
Motor Vehicles                                                                           79              531
Fixtures and fittings                                                                 3,161            2,476
                                                                                     ------           ------
                                                                                     12,722           11,431
Less accumulated depreciation                                                        (5,240)          (4,303)
                                                                                     ------           ------
                                                                                      7,482            7,128
                                                                                     ======           ======


NOTE F- GOODWILL

Goodwill at February 28, consists of the following:

                                                                                          (In Thousands)

                                                                                       1997             1996
                                                                                         L.               L.
Purchased goodwill                                                                    1,240            1,240
less accumulated amortization                                                          (747)            (486)
                                                                                      -----            -----
                                                                                        493              754
                                                                                      =====            =====

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

-------------------------------------------------------------------------------

NOTE G - ACCRUED EXPENSES

Accrued expenses at February 28, consist of the following:

                                                                                          (In Thousands)

                                                                                       1997             1996
                                                                                         L.               L.
Social security and other taxes                                                       1,207            1,516
Other                                                                                 3,790            2,956
Sundry creditors                                                                        421              399
Income tax payable                                                                      862              702
                                                                                      -----            -----
                                                                                      6,280            5,573
                                                                                      =====            =====


NOTE H - LONG-TERM OBLIGATIONS

                                                                                          (In Thousands)

                                                                                       1997             1996
                                                                                         L.                L.
Long-term obligations at February 28, consists of the following:

Secured loan notes (net of issue costs) - repayable in yearly installments of L.375,000 (excluding interest) until November
1999. They carry interest of 8% per annum and are secured by a floating
charge over the assets of the company.                                                 1,106            1,474

Secured loan stocks - the loans are secured by a floating charge over the assets of the company.  The interest rate is 3% over bank base rate until February 1998
and 5% over bank base rate thereafter.                                                   960              952
                                                                                      ------            -----

                                                                                       2,066            2,426

less current position                                                                   (375)            (375)
                                                                                       -----            -----
                                                                                       1,691            2,051
                                                                                       =====            =====


Aggregate maturities of long-term obligations at February 28, 1997 are as follows:

                                                                                       (In Thousands)
                                                                                                  L.

                                                 1998                                            375
                                                 1999                                            356
                                                 2000                                            300
                                                 2001                                            300
                                                 2002                                            360
                                                                                             -------
                                                                                               1,691

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

-------------------------------------------------------------------------------

NOTE I - INCOME TAXES

The provision for income taxes for the year ended February 28, was composed of the following:

                                                                                                    (In Thousands)
                                                                                                1997             1996
                                                                                                 L.               L.
         Current tax expense:
         United Kingdom                                                                          565              692

         Deferred tax expense (benefit):
         United Kingdom                                                                          162             (130)
                                                                                                ----             ----
         Total provision for income taxes                                                        727              562
                                                                                                ====             ====


Income taxes are greater than the amount of income tax determined by applying the applicable UK statutory income tax rate to income before income taxes as a result of the following differences:

                                                                                                   (In Thousands)
                                                                                               1997              1996
                                                                                                L.                L.
         Income tax expenses at the 33% UK statutory rate                                       591               374
         Non-deductible amortization                                                             86               160
         Other                                                                                   50                28
                                                                                               ----              ----
                                                                                                727               562
                                                                                               ====              ====

Significant components of the Company's net deferred tax liabilities as of February 28, are as follows:

                                                                                                    (In Thousands)
                                                                                                1997             1996
                                                                                                 L.               L.
         Deferred tax liability:
         Depreciation                                                                           (587)           (425)

         Deferred tax asset:
         Net operating loss carryforward of international subsidiaries                            86             125
         Valuation allowance                                                                     (86)           (125)
                                                                                                ----            ----
         Net deferred tax liability                                                             (587)           (425)
                                                                                                ====            ====


SFAS No 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of February 28, 1997 and 1996, the Company had deferred tax assets attributable to foreign net operating loss carryforwards. As a majority of these carryforwards expire in five years or less realization is considered uncertain and a valuation allowance has been recorded.

NOTE J - BENEFIT PLANS

DEFINED CONTRIBUTION PLAN

The Company has a defined contribution agreement for the benefit of its employees. The assets of the agreement are administered by trustees in a fund independent from those of the Company. Costs charged against profits represents the amount of the contributions payable to the scheme in respect of the accounting period. The amount of contributions expensed was [pound sterling] 128,000, and [pound sterling] 116,000 for the years ended February 28, 1997 and 1996 respectively.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

NOTE K - PREFERRED STOCK

CUMULATIVE REDEEMABLE PREFERENCE SHARES


Dividends

The cumulative redeemable preference shares are non equity shares which carry an entitlement to a dividend of L.0.05 per share.


Voting Rights

The cumulative redeemable preference shares carry no voting rights unless the Company is more than three months late in paying a dividend or redeeming shares.


Redemption rights

The cumulative redeemable preference shares are required to be redeemed at a price of L.1.16 as follows:

                                                                                      Number
         February 28, 2000                                                            126,560
         February 28, 2001                                                            126,560
         February 28, 2002                                                            126,561
         February 28, 2003                                                            126,560
         February 28, 2004                                                            126,560
                                                                                      -------
                                                                                      632,801
                                                                                      =======

They may also be redeemed at the behest of the Company at any time with the consent of 95% of the shareholders.


Rights on a winding up

Cumulative redeemable preference shareholders have the right on a winding up to receive in priority to any other class of share all arrears of dividend or redemption together with the sum of L.1.16 per share.


"A" CUMULATIVE CONVERTIBLE PREFERENCE SHARES

Dividends

The cumulative convertible preference shares are non equity shares which carry an entitlement to a dividend of L.0.05 per share.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

Voting Rights

The cumulative convertible preference shares carry no voting rights unless the Company is more than three months late in paying a dividend.


Conversion rights

The cumulative convertible preference shares shall be converted prior to and conditional upon any listing of the company's shares. Then the shares will be converted into a mixture of ordinary shares and deferred shares in accordance with a formula laid down in the Company's articles of association. The deferred shares so created carry no rights to vote, receive income or be converted and are redeemable at the company's behest at the sum of L.0.000001 per share.


Rights on a winding up

Cumulative convertible preference shareholders have the right on a winding up to receive in priority to the holders of the ordinary and "A" ordinary shares all arrears of dividend or redemption together with the sum of L.1.16 per share.


"B" CONVERTIBLE REDEEMABLE PREFERENCE SHARES

Dividends

The convertible redeemable preference shares are non equity shares which carry no entitlement to a dividend.


Voting Rights

The convertible redeemable preference shares carry no voting rights unless the Company breaches its obligations with regard to its loan stocks. Then the shareholders carry the rights to vote that they would receive if they had converted their shares in accordance with the formula laid down in the Company's articles of association.


Conversion rights

The convertible redeemable preference shares may be converted at the shareholders' behest at any time after February 28, 2005. Then the shares will be converted into a mixture of preferred ordinary shares and deferred shares in accordance with a formula laid down in the Company's articles of association. The deferred shares so created carry no rights to vote, receive income or be converted and are redeemable at the Company's behest at the sum of
L.0.000001 per share.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

Redemption rights

The convertible redeemable preference shares may be redeemed at the behest of the Company at any time after the loan stocks have been repaid with the consent of 75% of its members. The Company may redeem the shares on or before February 28, 2004 at an amount per share between L.1.73 and L.5.16. After
February 28, 2004 the Company may redeem the shares at L.6.19 per share.

The convertible redeemable preference shares shall also be redeemed when the Company becomes listed, a controlling interest is sold or the holders of the cumulative redeemable preference shares initiate the redemption of their shares.


Rights on a winding up

The convertible redeemable preference shareholders have the right on a winding up to receive in priority to all other classes of shares bar the holders of the cumulative redeemable preference shares that amount which they would have received if the shares had been redeemed on that date.


CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED ORDINARY SHARES

Dividends

The preferred ordinary shares are equity shares that carry an entitlement to a dividend based on a percentage of the net profit, as defined in the Company's articles of association, commencing at 5% and rising to 12.5% from March 1, 2002; or 7% of the total amount distributed or to be distributed to the holders of the issued equity share capital in respect of that year.


Voting Rights

The preferred ordinary shares carry the right to one vote per share subject to a maximum amount of voting rights for the class of share as a whole of 4.9% of the votes available.


Conversion Rights

At the holders' behest or upon a listing of any of its shares, the Company must convert all of the preferred ordinary shares into that number of shares that represents 7% of the issued equity share capital assuming the exercise in full of all other outstanding share options and conversions including that of the "A" ordinary shares.


Rights on a winding up

The holders of the preferred ordinary shares carry unlimited equal rights along with the ordinary and "A" ordinary shareholders to share in the surplus remaining on a winding up after all the liabilities and participation rights of other classes of shares have been satisfied.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

NOTE L - GEOGRAPHIC INFORMATION

The Company's operations involve a single industry segment providing services. Information about the Company's operations by geographic area for the years ended February 28, is as follows:

                                                                                          (In Thousands)

                                                                                       1997             1996
                                                                                         L.               L.
Net revenue
   United States                                                                        171              192
   United Kingdom                                                                    29,035           25,904
   France                                                                             6,755            3,977
   Rest of the World                                                                  2,094              935
                                                                                     ------           ------
                                                                                     38,055           31,008
                                                                                     ======           ======

Income from operations
   United States                                                                          7               12
   United Kingdom                                                                     2,122            1,666
   France                                                                                85              121
   Rest of the World                                                                    116             (194)
                                                                                     ------           ------
                                                                                      2,330            1,605
                                                                                     ======           ======

Identifiable assets
   United States                                                                         37               56
   United Kingdom                                                                    18,021           15,852
   France                                                                             2,671            2,457
   Rest of the World                                                                  1,362              591
                                                                                     ------           ------
                                                                                     22,091           18,956
                                                                                     ======           ======

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

NOTE M - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases certain facilities and items of equipment under noncancellable operating leases. The following is a schedule, by years, of minimum rental payments under such operating leases which expire at various dates through 2020:

                                                                                               (In Thousands)
                                                                                                          L.
                                        1998                                                             592
                                        1999                                                             590
                                        2000                                                             582
                                        2001                                                             446
                                  Thereafter                                                           8,516
                                                                                                      ------
                                                                                                      10,726
                                                                                                      ======



Total rent expense for the years ended February 28, 1997 and 1996 were approximately L.593,000 and L.91,000 respectively.


CAPITAL LEASES

The Company also leases certain assets under capital leases. The related assets and obligations have been recorded using the Company's incremental borrowing rate at the inception of the lease. The leases, which are noncancellable, expire at various dates through 2002. The following is a schedule of leased property under capital leases as of February 28:

                                                                                          (In Thousands)
                                                                                       1997             1996
                                                                                         L.               L.
Plant and machinery                                                                   3,249            1,662
Motor Vehicles                                                                           25              356
                                                                                      -----            -----
                                                                                      3,274            2,018
Less accumulated depreciation                                                          (766)            (676)
                                                                                      -----            -----
                                                                                      2,508            1,342
                                                                                      =====            =====


The following is a schedule, by years, of future minimum lease payments under capital leases together with the present value of the net minimum payments as of February 28, 1997:

                                                                                              (In Thousands)
                                                                                                          L.
Year ended February 28,
                         1998                                                                            547
                         1999                                                                            441
                         2000                                                                            106
                         2001                                                                            100
                                                                                                    --------
Total minimum lease payments                                                                           1,194
less amount representing interest                                                                       (229)
                                                                                                    --------
Present value of net minimum lease payments                                                              965
                                                                                                    ========

Current portion                                                                                          440
Noncurrent portion                                                                                       525
                                                                                                    --------
                                                                                                         965
                                                                                                    ========

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------


NOTE M - COMMITMENTS AND CONTINGENCIES (CONTINUED)

GOVERNMENT GRANTS

The Company has received government grants principally of a revenue nature and these grants have been credited to Income in the period in which the related expenditure has been incurred. The grants of a capital nature are deferred and released to the Income Statement over the lives of the assets to which they relate. The position at February 28 is summarized below.

                                                                                          (In Thousands)
                                                                                       1997             1996
                                                                                         L.               L.
Deferred portion
less than one year                                                                       82              156
more than one year                                                                      171              250
                                                                                        ---              ---
                                                                                        253              406
                                                                                        ===              ===


NOTE N - MAJOR CUSTOMERS

Approximately 46% (1996 57%) of the Company's revenue is from Adobe Systems, Inc ("Adobe").

During the year ended February 28, 1997, approximately 73% (1996 70%) of the Company's net revenues were from five (1996 - five) major customers. At February 28, 1997 accounts receivable included balances of approximately L.4,245,000 (1996 L.4,260,000) from five major customers, of which L.2,987,000
(1996 L.3,530,000) is due from Adobe.


NOTE  O - STOCK OPTIONS

The Company has four share option plans accounted for under APB Opinion 25 and related interpretations. The company's articles allow the Company to grant options to employees for up to 130,034 equity shares. Options currently outstanding become exercisable in three to seven years from the grant date and expire seven years after the grant date. The options are exercisable at less than the market value of the Company's shares on the date of the grant. Accordingly, compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standard No 123, "Accounting for Stock-Based Compensation" (SFAS No
123), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                    1997              1996
                                                                                      L.                L.
  Net income                           As reported                           L.1,093,000         L.576,000
                                       Pro forma                             L.1,002,000         L.416,000

  Primary earnings per share           As reported                                L.2.09            L.1.10
                                       Pro forma                                  L.1.92            L.0.80

  Fully diluted earnings per share     As reported                                L.1.98            L.1.08
                                       Pro forma                                  L.1.81            L.0.78

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the minimum value method of which the following weighted-average assumptions used for grants, risk-free interest rates 6.5%; and expected life of 6 years.

A summary of the status of the company's stock option plans as of February 28, 1997 and 1996, and changes during the years ending on those dates is presented below.

                                                                1997                               1996
                                                                          Weighted                            Weighted
                                                                            average                            average
                                                                           exercise                           exercise
                                                           Shares             price           Shares             price
                                                              000                                000
          Outstanding at beginning of year                     20            L.0.10                -                 -

          Granted                                              20            L.3.40               20            L.0.10
                                                               --                                 --
          Outstanding at end of year                           40            L.1.75               20            L.0.10
                                                               ==                                 ==

          Options exercisable at year end                       -                 -                -                 -

           Weighted-average fair value of
             options granted during the year            L.132,000            L.6.60        L.130,000            L.6.50


The following table summarizes information concerning options outstanding at February 28, 1997

                                                                          Weighted-
                                                                            Average
                                                                          remaining        Weighted-
                                                           Number  contractual life          Average
Range of Exercise Prices                                Outstanding           (Years)   Exercise Price
                                                           000
    L.0.10                                                  23               5.7      L.0.10
    L.4.00                                                  17               6.6      L.4.00
                                                            --
                                                            40
                                                            ==


NOTE P - ACCOUNTING PRONOUNCEMENTS

For US GAAP purposes, the Company adopted SFAS No 121, "Accounting for the Long-Lived Assets and for Long-Lived Assets to be Disposed of", as of April 1, 1996. The effect of adoption of SFAS No 121 was not material.

In June 1997 the Financial Accounting Standards Board issued SFAS No 130 "Reporting Comprehensive Income", and this SFAS is effective for fiscal years beginning after December 15, 1997. The Company has considered the effects of this statement and believes the cumulative translation adjustment is the only component of comprehensive income as defined by this statement.

In June 1997 the Financial Accounting Standards Board issued SFAS No 131 "Disclosure about Segments of an Enterprise and Related Information" and this is Effective for fiscal years beginning after December 15, 1997. The Company is evaluating the disclosure impact of SFAS No 131 on its financial statements and believes that the effect of adoption of SFAS No 131 will not be material.

In February 1997, the Financial Accounting Standards Board issued SFAS No 128 "Earnings per Share". This statement is effective for financial statements issued for periods ending after December 15, 1997. The Company is evaluating the disclosure impact of SFAS No 128 on its financial statements and believes that the effect of adoption will not be material.

MCQUEEN INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------------------

NOTE Q - POST BALANCE SHEET EVENTS

On April 7, 1997 the Company acquired the Media Services divisions of Rand McNally & Company, comprising the US division, Rand McNally Media Services Inc, and Rand McNally International Business Services BV, a Netherlands division with an operational branch in Ireland, for approximately L.18.4 million in a cash transaction including acquisition costs. The excess of the total acquisition cost over the fair value of net assets acquired in the amount of L.4,173,000 after an impairment provision of L.6,400,000 is to be amortized on a straight line basis over fifteen years. On April 7, 1997 Rand McNally Media Services Inc changed its name to McQueen Inc and the pre-existing US subsidiary, McQueen Inc, changed its name to McQueen International Inc. On July 29, 1997 Rand McNally International Business Services BV changed its name to McQueen International BV.

On December 31, 1997 the business of the Company and Sykes Enterprises, Inc ("Sykes"), an information technology company providing a variety of computer related outsourcing services to Fortune 500 firms, were merged upon the exchange of Sykes common shares for the outstanding common and preferred shares of the Company. The transaction was accounted for as a pooling of interest.

NOTE R - RELATED PARTY TRANSACTIONS

For the years ended February 28, 1997 and 1996, the Company paid to Glenbrae Management Services Limited (Glenbrae) and Blackford Business Services (Blackford) L.192,765 and L.159,649, and L.14,990 and nil respectively. A director and a non-executive director of the Company are also a shareholder and sole proprietor of Glenbrae and Blackford, respectively.